                                                                 Exhibit 99


                                 SCHEDULE 14A

                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.        )

   Filed by the Registrant /X/

   Filed by a Party other than the Registrant / /

   Check the appropriate box:

   / /  Preliminary Proxy Statement        / / Confidential, for Use of the
                                               Commission Only (as permitted by
   /X/  Definitive Proxy Statement             Rule 14a-6(e)(2))

   / /  Definitive Additional Materials

   / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                            Mark Twain Bancshares, Inc.
           ---------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


           ---------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   /X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
        or Item 22(a)(2) of Schedule 14A.

   / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

   / /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
        0-11.

   1)  Title of each class of securities to which transaction applies:


       ------------------------------------------------------------------------

   2)  Aggregate number of securities to which transaction applies:



       ------------------------------------------------------------------------

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


       ------------------------------------------------------------------------

   4)  Proposed maximum aggregate value of transaction:



       ------------------------------------------------------------------------

   5)  Total fee paid:



    / / Fee paid previously with preliminary materials.

   / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1)  Amount Previously Paid:



       ------------------------------------------------------------------------

   2)  Form, Schedule or Registration Statement No.:



       ------------------------------------------------------------------------

   3)  Filing Party:



       ------------------------------------------------------------------------

   4)  Date Filed:



       ------------------------------------------------------------------------

MARK TWAIN BANKS
     MEMBERS FDIC

MARK TWAIN BANCSHARES, INC.
8820 Ladue Road
St. Louis, Missouri 63124

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 23, 1996

TO THE SHAREHOLDERS OF
MARK TWAIN BANCSHARES, INC.:

    We are pleased to notify you that the Annual Meeting of the Shareholders of Mark Twain Bancshares, Inc., a Missouri corporation (``Bancshares''), will be held at the Omnimax Theatre in the St. Louis Science Center, 5050 Oakland Avenue, St. Louis, Missouri, on Tuesday, April 23, 1996 at 4:00 P.M. of the standard of time then prevailing, for the following purposes:

    1. To elect four (4) directors for a three-year term expiring in 1999.

    2. To transact such other business as may properly come before the meeting or any adjournment thereof.

    The record date for determining shareholders entitled to notice of and to vote at the meeting is the close of business of March 6, 1996.

    Copies of Bancshares' Annual Report for 1995 have been mailed to you prior to or simultaneously herewith.

                                    By order of the Board of Directors

                                    CARL A. WATTENBERG, JR.
                                    Corporate Secretary

March 18, 1996

             PLEASE DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN
              IT PROMPTLY IN THE ENCLOSED BUSINESS REPLY ENVELOPE.

                          MARK TWAIN BANCSHARES, INC.

                                PROXY STATEMENT

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Mark Twain Bancshares, Inc. (``Bancshares''), for use at the Annual Meeting of Shareholders of Bancshares to be held on April 23, 1996 and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. If the enclosed proxy card is executed and returned, it may nevertheless be revoked at any time insofar as it has not been exercised.

    A copy of Bancshares' Annual Report containing financial statements for the year ended December 31, 1995 has been mailed to each shareholder of record as of the close of business on March 6, 1996.

                               PROXY SOLICITATION

    Proxies will be solicited by mail. They may also be solicited by officers and regular employees of Bancshares and its subsidiaries including the ``Subsidiary Banks,'' being Mark Twain Kansas City Bank, Mark Twain Bank, and Mark Twain Illinois Bank, personally by telephone or telegraph. The cost of soliciting proxies will be borne by Bancshares.

          RECORD DATE, VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

    All holders of record on the record date of shares of the Common Stock, $1.25 par value (``Common Stock'') of Bancshares are entitled to vote at the meeting. Each share entitles the holder to one vote on each matter to be considered at the meeting other than the election of directors. Cumulative voting for directors is required by the By-Laws of Bancshares; consequently, each shareholder is entitled to cast as many votes in the aggregate as shall equal the number of shares of Common Stock held by such shareholder, multiplied by the number of directors to be elected, and each shareholder may cast the whole number of such shareholder's votes for one candidate or distribute them among two or more candidates. The four nominees who receive the highest number of votes will be elected directors. Except when otherwise indicated for a specific proposal, the affirmative vote of a majority of the shares of Common Stock that are entitled to vote and represented in person or by proxy at the annual meeting is required for approval. Proxies for shares marked ``abstain'' will be considered represented at the meeting, but not voted, for these purposes. Shares registered in the names of brokers or other ``street name'' agents for which proxies are voted on some but not all matters will be considered represented at the meeting but voted only as to those matters actually marked on the proxy card.

    THE BOARD OF DIRECTORS IS SOLICITING DISCRETIONARY AUTHORITY PERMITTING THE PROXIES NAMED ON THE ENCLOSED FORM OF PROXY TO CUMULATE THE VOTES WHICH THEY HAVE BEEN AUTHORIZED TO CAST AND TO DISTRIBUTE SUCH VOTES AMONG THE NOMINEES IN SUCH AMOUNTS AS THE PROXIES SHALL DETERMINE.

    The record date fixed by the Board of Directors for determining shareholders entitled to vote at the meeting is the close of business on March 6, 1996. There were 16,159,476 shares of Common Stock outstanding and entitled to vote at the close of business on the record date.

    The only person who is known to Bancshares to be the beneficial owner of more than 5% of its voting securities is Alvin Siteman, who beneficially owns 2,281,077 shares (14.0%) of Common Stock. This amount includes currently exercisable stock options to acquire 31,560 shares of Common Stock. Mr. Siteman is Chairman of the Board of Bancshares and can be contacted through Bancshares.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    As permitted by Bancshares' Articles of Incorporation and By-Laws and The General and Business Corporation Law of Missouri, there are presently eleven members serving on the Board of Directors, divided into three groups, each group to be as equal in number as may be and to be elected for a three-year term. At this election, four directors will be elected for a term expiring in 1999.

    Under Bancshares' By-Laws, vacancies in the Board of Directors which may occur during the year may be filled by a majority of the Directors then in office although less than a quorum. So long as the Directors are divided into groups, any Director chosen to fill a vacancy shall be of the same group as the Director he or she succeeded and shall hold office until the next election of Directors by the shareholders of Bancshares and until his or her successor is duly elected and qualified.

    Proxies will be voted for the election of all of the nominees of the Board of Directors listed below unless such authority is withheld as to all or as to any specific nominees. Should any nominee become unavailable, for any reason, before the election (which is not anticipated), the proxy will be voted for substitute person(s) to be selected by the Board of Directors of Bancshares unless authority to vote for all of the nominees is withheld.

INFORMATION AS TO NOMINEES FOR ELECTION AS DIRECTORS

    Members of the Executive Committee of the Board of Directors are Michael M. McCarthy, John Dubinsky, Robert J. Baudendistel, and Alvin Siteman, any member of which may be contacted at the address of Bancshares. Members of the Compensation, Benefits and Stock Option Committee are B.D. Hunter, Chairman, Michael M. McCarthy, and Robert J. Baudendistel. Members of the Audit Committee are Jack Deutsch, Chairman, Robert A. Bernstein, James J. Murphy, Jr., and Robert J. Baudendistel.

    The Board of Directors has nominated four persons, each of whom is currently a director, for election for a three-year term expiring in 1999. These director nominees are Robert J. Baudendistel, Peter F. Benoist, Jack Deutsch, and Alvin Siteman.

    The following table shows each director's principal occupation for at least the last five years, his present position with Bancshares, the year in which the director was first elected or appointed a director, the director's age and directorships with other companies whose securities are registered pursuant to the Exchange Act with the Securities and Exchange Commission.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES NAMED.

                                    GROUP I
                             TERM EXPIRING IN 1997

                              OFFICES HELD, PRINCIPAL OCCUPATION, ORGANIZATION AND PRINCIPAL
                                  BUSINESS OF ORGANIZATION IN WHICH PRINCIPAL OCCUPATION         YEAR FIRST
     NAME OF DIRECTOR           CARRIED ON (IF NOT BANKING) DURING PAST FIVE YEARS AND AGE    BECAME A DIRECTOR
     ----------------         --------------------------------------------------------------  -----------------


Robert C. Butler..............   Executive Vice President of Bancshares since 1982, Senior          1973
                                 Vice President since 1974 and Vice President since 1970;
                                 Chairman of the Board, Mark Twain South County Bank
                                 1973-1978; President, Mark Twain State Bank 1970-1974;
                                 President, Mark Twain National Bank 1976-1979. Age: 62

Henry J. Givens, Jr., Ph.D....   President, Harris-Stowe State College since 1979; Di-              1992
                                 rector, Laclede Gas Company; Director, Mark Twain Bank St.
                                 Louis, a division of Mark Twain Bank; Director, Arts and
                                 Education Council; Director, American Red Cross, St. Louis
                                 Bi-State Chapter; Director, National Conference of
                                 Christians and Jews; Director, Urban League of
                                 Metropolitan St. Louis; Director, Blue Cross/Blue Shield
                                 of Missouri; Director, St. Louis Symphony Orchestra. Age:
                                 63<F1>

Michael M. McCarthy...........   Chairman of the Board and Chief Executive Officer since            1981
                                 1977, McCarthy Building Companies, a group of construction and building design consulting companies; Chairman and
                                 Chief Executive Officer since 1976, McCarthy Brothers
                                 Company, a building construction company; Director of
                                 Huntco Inc.; Advisory Director, Rossman School; Advisory
                                 Director, St. Louis Science Center. Age: 57<F2>

James J. Murphy, Jr...........   President and Chief Executive Officer, Murphy Company              1992
                                 Mechanical Contractors and Engineers; Director, Mark Twain
                                 Bank; Director, Mechanical Contractors Association of
                                 America; Chair, Board of Trustees, Maryville University;
                                 Director, PRIDE; Director, St. Louis Priory. Age: 52

                                       4

                                                GROUP II
                                          TERM EXPIRING IN 1998

                                OFFICES HELD, PRINCIPAL OCCUPATION, ORGANIZATION AND PRINCIPAL
                                    BUSINESS OF ORGANIZATION IN WHICH PRINCIPAL OCCUPATION          YEAR FIRST
     NAME OF DIRECTOR             CARRIED ON (IF NOT BANKING) DURING PAST FIVE YEARS AND AGE    BECAME A DIRECTOR
     ----------------           --------------------------------------------------------------  -----------------


Robert A. Bernstein...........    Director, President, and Chief Executive Officer,                    1994
                                  Bernstein-Rein Advertising, Inc., an advertising agency;
                                  Director, Mark Twain Kansas City Bank; Steering Committee
                                  Member, COMBAT (Community Backed Anti-Drug Tax) Community
                                  Action Coalition in Jackson County, Missouri; Director,
                                  Kansas City Art Institute; President of the Board,
                                  Starlight Theatre Association; Board of Governors, Jewish
                                  Community Center. Age: 57

John Dubinsky.................    President and Chief Executive Officer of Bancshares since            1973
                                  1986, President since 1975; Member of Executive Committee,
                                  Washington University Medical Center; Director,
                                  Barnes-Jewish Hospital; Co-Chairman, Barnes-Jewish
                                  Hospital Foundation; Director and Member of Executive
                                  Committee, Arts & Education Council of Greater St. Louis;
                                  Trustee, St. Louis Science Center; Director, BJC Health
                                  System, Inc.; National Trustee, National Symphony
                                  Orchestra, Washington D.C.; Director and Vice Chairman,
                                  Regional Housing Alliance; Director, Mark Twain Bank;
                                  Director, Mark Twain Kansas City Bank. Age: 52

B.D. Hunter...................    Chairman and Chief Executive Officer of Huntco Inc., which           1981
                                  owns and operates Steel Processing Centers. Director,
                                  Service Corporation International; Director, Cash America
                                  International, Inc.; Director, Celebrity, Inc.; Trustee,
                                  Lone Star Flight Museum. Age: 66<F3>

                                       5

                                   GROUP III
                         TO BE ELECTED FOR A THREE-YEAR
                             TERM EXPIRING IN 1999

                              OFFICES HELD, PRINCIPAL OCCUPATION, ORGANIZATION AND PRINCIPAL
                                  BUSINESS OF ORGANIZATION IN WHICH PRINCIPAL OCCUPATION          YEAR FIRST
       NAME OF DIRECTOR         CARRIED ON (IF NOT BANKING) DURING PAST FIVE YEARS AND AGE    BECAME A DIRECTOR
       ----------------       --------------------------------------------------------------  ------------------

Robert J. Baudendistel........   Vice Chairman of Bancshares since 1979; Partner, Fox               1967
                                 Associates, a theatrical production company; consultant
                                 and investor; former Chairman, St. Anthony's Hospital.
                                 Age: 63

Peter F. Benoist..............   Executive Vice President of Mark Twain Bancshares, Inc.            1991
                                 since 1984; Chairman of Mark Twain Bank since 1989, and
                                 Chairman of Mark Twain Kansas City Bank since 1992;
                                 President of Mark Twain Bank from 1986 until 1989;
                                 Director, President and Executive Committee, Ecumenical
                                 Housing Production Corp.; Director and Vice Chairman, St.
                                 Louis Priory; Trustee, Maryville University; Director, St.
                                 Louis Equity Fund. Age: 48

Jack Deutsch..................   President of Standard Machine and Manufacturing Company            1990
                                 since 1991, prior thereto Executive Vice President since
                                 1980, a manufacturer of refrigeration and industrial
                                 valves; Executive Vice President of Dema Engineering
                                 Company since 1982, manufacturer of automatic and
                                 hydraulic dispensing devices; Director, Vice President,
                                 and Treasurer, Jewish Federation of St. Louis. Age: 57

Alvin Siteman.................   Chairman of the Board of Bancshares since 1986; Vice               1972
                                 Chairman of Bancshares 1979-1986; President and Director,
                                 Flash Oil Corporation, a petroleum product distributor;
                                 President and Director, The Siteman Organization, Inc., a
                                 real estate development and management company; Director
                                 and President, Site Oil Company of Missouri; Commissioner,
                                 St. Louis Art Museum; Director, Barnes-Jewish Hospital;
                                 Director, Insituform Technologies, Inc. Age 68<F4>

-------

<F1> Dr. Givens is a Director of Laclede Gas Company, the securities of which are registered pursuant to the Exchange Act.

<F2> Mr. McCarthy is a Director of Huntco, Inc., the securities of which are registered pursuant to the Exchange Act.

<F3> Mr. Hunter is Chairman and Chief Executive Officer of Huntco, Inc., a
     Director (and formerly Vice Chairman) of Service Corporation International, and a Director of Cash America Investment, Inc., and Celebrity, Inc., the securities of each of which are registered pursuant to the Exchange Act.

<F4> Mr. Siteman is a Director of Insituform Technologies, Inc., the securities of which are registered pursuant to the Exchange Act.

BOARD OF DIRECTORS MEETINGS, COMMITTEES, AND COMPENSATION

    Meetings. During 1995, the Board of Directors met eight times. The Board of Directors has an Executive Committee; Compensation, Benefits and Stock Option Committee; and Audit Committee, but in 1995 no standing nominating committee. During 1995 the Compensation, Benefits and Stock Option Committee met two times and the Audit Committee met four times. During 1995, no incumbent Director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and all committees of the Board on which he served during the period that he served.

    Compensation of Directors. Directors of Bancshares who were not employees for 1995 generally received compensation for their services as directors based upon an annual retainer fee of $8,000 plus $500 per Board of Directors meeting attended. In addition to regularly scheduled meetings, a number of directors were involved in numerous informal meetings with management, offering valuable advice and suggestions on a broad range of corporate matters.

    Information concerning certain standing committees of the Board of Directors is set out below.

                        SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth information concerning the beneficial ownership of Bancshares' Common Stock as of February 15, 1996, for (a) each director and nominee for director; (b) each of the executive officers named in the Summary Compensation Table not listed as a director; and (c) directors and executive officers as a group. Except as otherwise noted, the individuals have sole voting and investment power with respect to such securities. Included are amounts of shares which may be acquired on February 15, 1996 or within 60 days of February 15, 1996 pursuant to exercisable employee stock options or through conversion of Bancshares 7% Convertible Notes due 1999 (``Notes'').

                          COMMON STOCK OWNERSHIP TABLE
                                                            AMOUNT AND NATURE         PERCENT
             NAME                                        OF BENEFICIAL OWNERSHIP      OF CLASS
             ----                                        -----------------------      --------

          (a)
Robert J. Baudendistel.................................            52,500<F1>             .3%
Peter F. Benoist.......................................           101,655<F2>             .6%
Robert A. Bernstein....................................            12,443                 .1%
Robert C. Butler.......................................            89,568<F3>             .6%
Jack Deutsch...........................................           147,507<F4>             .9%
John Dubinsky..........................................           260,363<F5>            1.6%
Henry J. Givens, Jr., Ph.D.............................               600                <F*>
B.D. Hunter............................................            20,238<F6>             .1%
Michael M. McCarthy....................................           169,431<F7>            1.0%
James J. Murphy, Jr....................................            19,397<F8>             .1%
Alvin Siteman..........................................         2,281,077<F9>           14.0%

          (b)
W. Thomas Reeves.......................................            59,006<F10>            .4%
Keith Miller...........................................            46,365<F11>            .3%
Frederick Zimmer.......................................            54,246<F12>            .3%

          (c)
Directors and Executive Officers as a Group (20
persons)...............................................         3,469,760<F13>          21.1%

-------

<F*>less than .1%

<F1> Includes 7,500 shares held by a partnership affiliate of
     Mr. Baudendistel.

<F2> Includes 37,250 shares subject to currently exercisable stock options.

<F3> Includes 10,750 shares subject to currently exercisable stock options.

<F4> Includes 85,642 shares held by Mr. Deutsch or his wife as Trustee or
     Custodian for their children or other family members, and 4,500 shares owned by a company of which Mr. Deutsch is a shareholder and President, the beneficial ownership of all of which is disclaimed.

<F5> Includes 311 shares owned by Mr. Dubinsky or his wife as custodian for their daughter, 4,549 shares held by testamentary trusts, and 30,000 shares held by two trusts of which Mr. Dubinsky is trustee, the beneficial ownership of all of which is disclaimed. Also includes 3,146 shares available through conversion of Notes and 33,634 shares subject to currently exercisable stock options.

<F6> Includes 8,488 shares held by an affiliate of Mr. Hunter.

<F7> Includes 3,006 shares held by two trusts of which Mr. McCarthy is trustee, the beneficial ownership of which is disclaimed, and 146,499 shares held by an affiliate of Mr. McCarthy.

<F8> Includes 5,347 shares available through conversion of Notes. Also includes 300 shares owned by the wife of Mr. Murphy, the beneficial ownership of which is disclaimed.

                                       8


<F9> Includes 192,808 shares owned by the wife of Mr. Siteman individually or by Mr. Siteman as trustee of trusts for four daughters, the beneficial ownership of all of which is disclaimed, and 423,325 shares held by two corporate affiliates of Mr. Siteman. Also includes 31,560 shares subject to currently exercisable stock options.

<F10>Includes 45 shares held by Mr. Reeves as custodian for his children, the beneficial ownership of which is disclaimed. Also includes 26,175 shares subject to currently exercisable stock options.

<F11>Includes 17,175 shares subject to currently exercisable stock options.

<F12>Includes 15,320 shares subject to currently exercisable stock options.

<F13>Includes 216,476 shares subject to currently exercisable stock options and 8,493 shares available through conversion of Notes.

    As required by the Securities and Exchange Commission rules under Section 16 of the Securities and Exchange Act of 1934, Bancshares believes, based upon review and representations, that during 1995 all Securities and Exchange Commission filing requirements applicable to executive officers and directors have been complied with.

                             EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION, BENEFITS AND STOCK OPTION COMMITTEE

    The Committee is composed of three independent non-employee directors. The Committee is responsible for setting and administering senior executive officer salaries, annual bonus, and incentive stock option grants; and, reviewing employee benefit plans generally.

COMPENSATION POLICY

    Bancshares' compensation programs are designed to link executives' compensation to the performance of Bancshares and provide competitive compensation for executives with regard to similar companies of similar performance levels. The compensation program includes a blend of annual cash compensation, including incentive awards, and equity-based incentives, all under a policy that a substantial part of overall compensation for senior management should be at risk, based on Bancshares' performance.

    Bancshares' executive officer compensation, as with other members of senior management, consists of two primary elements: (1) an annual component comprised of base salary and annual incentive bonus and (2) a longer-term component comprised of stock option incentives.

(1) ANNUAL COMPONENT: BASE SALARY AND ANNUAL BONUS

    Base salaries for executive officers are initially determined by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive market place for executive talent, including a comparison to base salaries for comparable positions at other companies. Annual salary adjustments are determined by evaluating the performance of Bancshares and of each executive officer, and also take into account new responsibilities, if any. The Committee, where appropriate, also considers non-financial performance measures. To assist the Committee, each officer's performance is evaluated annually by his or her immediate supervisor.

    Bancshares' executive officers are eligible for annual cash bonuses under Bancshares' bonus plan for certain key supervisor and management personnel. Under such plan, the Committee establishes bonuses as a percentage of base salary to be paid if and to the extent the annual projections and objectives for net earnings are met or exceeded. The Committee believes that for a bonus program to be effective, it must be easily understood so that managers clearly understand what the rewards are and what they must do to earn them. The concept underlying the bonus plan is to link a significant part of compensation to the performance of Bancshares. Under the plan Bancshares must produce a pre-established level of income before any performance awards are paid. The plan is designed to challenge management to achieve levels of performance significantly higher than the Company's peer group.

(2) LONG-TERM COMPONENT: STOCK OPTIONS

    The Committee believes that significant equity interest in Bancshares held by Bancshares' management aligns the interests of management with the interests of shareholders. To align shareholders' and executive officers' interests, Bancshares' long-term compensation plan uses stock option grants whose value is related to the value of Bancshares' common shares. Grants of stock options are made under Bancshares' stock option plans which are approved by the shareholders and are described more fully in this Proxy Statement. Stock options are granted annually to executive officers also in numbers based on their position in management, their current level of responsibility, and their performance during the prior year. Stock options provide incentive for the creation of shareholder value over the long term since the full benefit of the compensation package cannot be realized unless an appreciation in the price of Bancshares' common shares occurs over a specified number of years. Long-term stock option incentives are used to retain and reward senior management who have demonstrated the ability over time to achieve superior results related to peer groups (and consistent with the Bancshares' overall mission statement and strategic plan) and who through their position of authority and responsibility demonstrate success in enhancing shareholder value.

CONCLUSION

    Through the programs described above, a significant portion of Bancshares' executive compensation is linked to individual and corporate performance. The Committee intends to continue the policy of linking executive compensation to corporate performance while recognizing the desirability to retain superior executives, the goal of achieving both long-term objectives as well as short-term objectives, and recognizing that many external factors can affect corporate performance which may result in imbalances, for a particular time period.

CEO COMPENSATION

    During 1995, Bancshares' most highly compensated executive officer was John Dubinsky, President and Chief Executive Officer. Mr. Dubinsky's 1995 performance was reviewed by the Committee which approved, on behalf of the Board of Directors, the annual component of base salary and annual bonus and the long-term component of stock options. The actions were based on the following considerations.

    Bancshares reported record profits for the fifth consecutive year, as more fully described in the 1995 Annual Report to Shareholders. Bancshares not only achieved its performance goals for 1995, but surpassed the established objectives by attaining an increase of 16.4% in consolidated net income and an increase of 14.9% in fully diluted earnings per share over 1994. In 1995, Bancshares' return on equity of 18.68% and return on assets of 1.72% were among the best for similar banks in the country. Bancshares' strong profits in 1995, as well as in past years, have in turn increased shareholder value significantly. That value has been reflected in the market value of Bancshares' stock, increasing during 1995 approximately 42.2% following a 10.1% increase in 1994. Total return to Bancshares' shareholders over the last five years has averaged 40.42% on an annual compounded basis.

    In addition to overall company performance the committee reviewed various Peer Group Comparisons on Bank CEO Compensation prepared by SNL Securities L.P. arranged by asset size, region, and performance levels of return on assets, all of which review led the Committee to conclude that 1995 compensation levels, and those approved for 1996, are within the middle percentile range for comparable companies by size and performance.

    The Committee also reviewed Mr. Dubinsky's performance as the leader of the management team and took particular note of the management team's budgeting and strategic planning, its leadership role in achieving diversity within the company, its management development program, and its maintaining a consistent, growing earnings stream, among others.

    The Committee has concluded that Mr. Dubinsky's performance warrants the compensation for 1995 as reflected in the Summary Compensation Table.

    COMPENSATION, BENEFITS AND STOCK OPTION COMMITTEE

    B.D. Hunter, Committee Chairman

    Robert J. Baudendistel

    Michael M. McCarthy

                                     SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM
                                                                                  COMPENSATION
                                           ANNUAL COMPENSATION                       AWARDS
                              -------------------------------------------------   ------------
                                                                       OTHER                      ALL OTHER
                                                                      ANNUAL                       COMPEN-
        NAME AND                                                      COMPEN-       OPTIONS        SATION
PRINCIPAL POSITION <F1>       YEAR       SALARY ($)    BONUS ($)    SATION <F2>     (#)<F3>        ($)<F4>
-----------------------       ----       ----------    ---------    -----------     -------       ---------

John Dubinsky                 1995         410,285      207,836          0           27,500         3,750
President & Chief             1994         389,869      178,213          0           25,000         3,750
Executive Officer             1993         367,144      150,635          0           18,000         4,497

Alvin Siteman                 1995         374,184      205,801          0           27,500         3,750
Chairman                      1994         354,046      176,501          0           25,000         3,750
                              1993         331,076      148,984          0           18,000         4,497

Peter F. Benoist              1995         296,224      143,054          0           20,000         3,300
Executive Vice                1994         281,460      122,667          0           18,000         3,300
President                     1993         266,617      103,722          0           15,000         3,212

W. Thomas Reeves              1995         219,655      110,239          0           13,200         3,750
Senior Vice                   1994         209,457       94,596          0           12,000         3,750
President                     1993         198,413       80,637          0           10,500         4,480

Keith Miller                  1995         187,518       92,833          0           13,200         3,750
Senior Vice                   1994         196,384<F5>   75,365          0           12,000         3,750
President, Finance            1993         148,730       66,808          0           10,500         3,250

Frederick E. Zimmer           1995         172,889       84,281          0           11,000         3,532
Senior Vice                   1994         164,085       72,217          0           10,000         3,300
President                     1993         157,050       61,830          0            9,000         3,435

-------

<F1> Includes the President and Chief Executive Officer and the five other most highly compensated Executive Officers.

<F2> See ``Personal Benefits'' at page 17 below.

<F3> See ``Stock Option Plans'' and two tables concerning options at pages 14 and 17 below.

<F4> See ``Mark Twain Savings Challenge Plan'' at page 16 below.

<F5> Includes base salary of $177,922 and a salary adjustment of $18,462.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN<F*>

              Among Mark Twain Bancshares, Inc., NASD Stock Index
               and SNL Securities $1-$5 Billion Bank Stock Index

                              [PERFORMANCE GRAPH]

                                               INVESTMENT VALUES<F*> AT DECEMBER 31
                                   -----------------------------------------------------------
                                   1990       1991       1992       1993       1994       1995
                                   ----       ----       ----       ----       ----       ----

Mark Twain Bancshares             100.00     199.76     288.12     328.92     374.98     551.87

NASD Stock Index                  100.00     160.56     186.86     214.51     209.68     296.30

SNL $1B - $5B Bank Index          100.00     149.53     217.07     260.24     274.26     379.46

-------

<F*>The graph and table above show the values of $100 invested on December 31,
    1990 in Bancshares' Common Stock, the NASD Stock Index and the SNL Securities $1-$5 Billion Bank Stock Index, assuming reinvestment of all dividends.

    The NASD Stock Index reflects the performance of approximately 4,700 publicly traded companies having their stock prices quoted on the NASDAQ system. The SNL Securities $1-$5 Billion Bank Stock Index reflects the performance of over 100 publicly traded financial institutions having gross assets of $1-$5 billion.

                                       13

                                         OPTIONS GRANTED IN 1995

                                 INDIVIDUAL GRANTS
     --------------------------------------------------------------------------
                                       PERCENT OF                                  POTENTIAL REALIZABLE VALUE AT
                                      TOTAL OPTIONS                                   ASSUMED ANNUAL RATES OF
                                       GRANTED TO                                   STOCK PRICE APPRECIATION FOR
                                      EMPLOYEES IN     EXERCISE                           OPTION TERM<F1>
                          OPTIONS      FISCAL YEAR      PRICE        EXPIRATION    -----------------------------
     NAME               GRANTED (#)       <F2>          ($/SH)          DATE             5%             10%
     ----               -----------   -------------    --------      ----------    ------------    -------------

John Dubinsky, CEO....     27,500          11.2%        $27.50     January, 2000      $209,000       $461,725
Alvin Siteman.........     27,500          11.2%         30.25     January, 2000       133,375        386,100
Peter F. Benoist......     20,000           8.2%         27.50     January, 2000       152,000        335,800
W. Thomas Reeves......     13,200           5.4%         27.50     January, 2000       100,320        221,628
Keith Miller..........     13,200           5.4%         27.50     January, 2000       100,320        221,628
Frederick E. Zimmer...     11,000           4.5%         27.50     January, 2000        83,600        184,690

--------

<F1> The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the SEC and therefore are not intended to forecast possible future appreciation of Bancshares stock. Bancshares did not use an alternative formula for a grant date valuation, as Bancshares is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. The assumed annual rates of appreciation of five and ten percent would result in the price of Bancshares' stock increasing to $35.10 and $44.29, respectively.

<F2> This column will not total 100% as employees other than those named in the
     Summary Compensation Table received Options during the year.

<F3> See ``Stock Option Plans'' for additional information.

                              AGGREGATED OPTION EXERCISES IN 1995 AND 1995
                                       YEAR-END OPTION VALUES
                                                                         NUMBER OF
                                                                        UNEXERCISED        VALUE OF UNEXERCISED
                                                                     OPTIONS AT FISCAL     IN-THE-MONEY OPTIONS
                                                                         YEAR-END         AT FISCAL YEAR END ($)
                                                         VALUE       -----------------    ----------------------
                                     SHARES ACQUIRED    REALIZED      EXERCISABLE (E)      EXERCISABLE (E) <F2>
        NAME                           ON EXERCISE        <F1>       UNEXERCISABLE (U)      UNEXERCISABLE (U)
        ----                         ---------------    --------     -----------------     --------------------

John Dubinsky, CEO.................       18,973        $418,303         19,000(E)             $317,330(E)
                                                                         59,000(U)             $800,455(U)

Alvin Siteman......................        7,500        $102,019         15,250(E)             $198,120(E)
                                                                         59,000(U)             $651,101(U)

Peter F. Benoist...................       12,600        $364,261         21,000(E)             $385,245(E)
                                                                         44,000(U)             $602,140(U)

W. Thomas Reeves...................        9,000        $169,155         15,000(E)             $277,620(E)
                                                                         29,700(U)             $409,598(U)

Keith Miller.......................        9,000        $169,155         15,000(E)             $277,620(E)
                                                                         29,700(U)             $409,598(U)

Frederick E. Zimmer................        5,250        $107,205         12,625(E)             $233,418(E)
                                                                         24,875(U)             $343,399(U)

--------

<F1> Values realized are calculated by subtracting the exercise price from the fair market value of the stock on each exercise date.

<F2> Year-end values of unexercised options are calculated by subtracting the exercise price from the fair market value of Bancshares' stock as of the fiscal year end ($38.875, the average of the high and low prices quoted for December 29, 1995).

RETIREMENT PLANS

    Effective January 1, 1989, Bancshares established a Defined Benefit Pension Plan covering all eligible officers and employees of Bancshares and its subsidiaries. All officers and employees participate in the Pension Plan upon the completion of one year of service and the attainment of age 21.

    Under the Pension Plan, eligible employees receive annual retirement benefits based on the average of the highest five consecutive calendar years of compensation during the ten-year period ending on the normal retirement date or termination of employment.

    Benefits under the Pension Plan are computed on the basis of 0.9% of average compensation up to Covered Compensation wage base (the 35-year average of Social Security wage bases ending in the year Social Security retirement age is attained) plus 1.5% of average compensation over Covered Compensation wage base, times benefit service up to 30 years. Federal tax law limits the benefit payable under the Pension Plan.

    In 1983, Bancshares established an Executive Benefit Plan, as an amendment and restatement of an Officers' Benefit Plan established in 1978. The Executive Plan is an unfunded plan which provides for payments to participating officers and employees on retirement or other termination of employment, and which supplements the Pension Plan. In order to participate, an employee must have been employed by Bancshares for ten years and must earn base pay at least equal to Social Security Taxable Wage Base for the year for which the employee becomes a participant. The Executive Benefit Plan operated until January 1, 1989 as the sole retirement plan of the Company. This Plan was phased out when the Pension Plan was adopted on January 1, 1989, although those covered under the Plan as of that date continue to be so covered.

    The annual benefit payable under the Executive Benefit Plan is 25% of the average annual compensation for the five highest years of compensation, increased for each year of employment in excess of ten years, up to a maximum of 50% for employees with more than 25 years service; but the benefit is reduced by any benefits payable under the Pension Plan.

    The Executive Benefit Plan provides for a normal retirement date at age 65, and employees who retire on or after that age are entitled to receive the full accrued benefit. Employees who retire after age 55 with 15 years service with the consent of Bancshares, and employees who retire with 20 years service, are entitled to the full accrued benefit, actuarily reduced if retirement occurs prior to age 65. The normal method of payment of benefits is the payment of the basic annual benefit in equal monthly installments over the participant's lifetime, with a minimum of 120 months guaranteed. Benefits are fully vested on death or disability, and are vested on other termination of employment based on length of service. Participants must refrain from competing with Bancshares until at least three years after termination of employment in order to be eligible to continue to receive payments under the Executive Plan.

                                  PENSION PLAN TABLE

                                                     YEARS OF CREDITED SERVICE
                                           ----------------------------------------------
REMUNERATION                                 15          20          25        30 OR MORE
------------                               -------     -------     -------     ----------

  $150,000..............................    45,000      60,000      75,000        75,000
   300,000..............................    90,000     120,000     150,000       150,000
   400,000..............................   120,000     160,000     200,000       200,000
   450,000..............................   135,000     180,000     225,000       225,000
   600,000..............................   180,000     240,000     300,000       300,000
   750,000..............................   225,000     300,000     375,000       375,000

    The table above presents annual combined retirement benefits payable under the Pension and Executive Benefit Plans, based upon various assumed final average salaries and years of credited service for a person reaching age 65 in 1995 with benefits computed on a straight life annuity basis. Amounts shown reflect the actual benefit under the Plan. There is no Social Security benefit offset. ``Remuneration'' is the average annual compensation for the highest five years of compensation as described above for each plan. The compensation used by Bancshares to compute the benefit under the Pension Plan includes 100% of base salary, 100% of the first $25,000 of variable compensation and 50% of variable compensation over $25,000.

    The credited service under the Pension and Executive Benefit Plans for each of the individuals named in the Summary Compensation Table are as follows: Alvin Siteman, 22 years (by separate agreement, Mr. Siteman is to be credited with 25 years upon termination of employment with Bancshares); John Dubinsky, 28 years; Peter F. Benoist, 19 years; W. Thomas Reeves, 15 years; Keith Miller, 17 years; and Frederick Zimmer, 21 years. Remuneration covered by the Plan is included in the Summary Compensation Table.

MARK TWAIN SAVINGS CHALLENGE PLAN

    Bancshares has an employee benefit plan under Section 401(k) of the Internal Revenue Code. The Plan allows employees to contribute up to 8-15% of their base pay of which 50% of the amount up to 5% of base pay is matched by Bancshares. Employees may elect to have their contributions invested in Bancshares Common Stock, an equity mutual fund, and a balanced fund, all of which are managed by Mark Twain Bank Trust Division, and a pooled GIC fund, a managed small to midsized stock fund, and a managed small to midsized balanced fund, all of which are managed in whole or part by a non-affiliate company. All company matching contributions are contributed or invested in Mark Twain Common Stock. All common stock held by the Trustee (Mark Twain Bank Trust Division) is voted as directed by the respective participants to the extent vested, and otherwise by the Board of Directors. At December 31, 1995, there were 499,541 shares held by the Trustee. The amounts contributed by Bancshares to the persons listed in the Summary Compensation Table includes $3,750 for Alvin Siteman, $3,750 for John Dubinsky, $3,300 for Peter F. Benoist, $3,750 for W. Thomas Reeves, $3,750 for Keith Miller, and $3,532 for Frederick Zimmer.

PERSONAL BENEFITS

    After inquiry, Bancshares has concluded that the aggregate amounts of personal benefits which cannot be specifically or precisely ascertained do not in any event exceed $15,000 as to each individual named in the Summary Compensation Table above and has concluded that the information set forth in the table is not rendered materially misleading by virtue of the omission of the value of such personal benefits.

OFFICER LOAN PROGRAM AND OFFICER STOCK PURCHASE PLAN

    Bancshares has an Officer Loan Program for executive officers (as that term is defined by certain federal banking laws) and for certain key supervisors for the purpose of providing loans for personal purposes, including specifically, under the Officer Stock Purchase Plan, the purpose of providing secured financing for such personnel in their acquisition of Bancshares' securities, pursuant to Regulation G of the Board of Governors of the Federal Reserve System, whether acquired through Stock Option Plans or otherwise. As of December 31, 1995, loans to the executive officers as a group totalled $523,681. These loans bear interest at a rate of Prime plus 1/2% floating.

STOCK OPTION PLANS

    Bancshares has three plans providing for the grant of stock options (the ``Option Plans''). The 1983 Incentive Stock Option Plan (``1983 Plan'') was adopted and approved by shareholders in 1983, and expired in 1993 with some grants outstanding. The 1992 Stock Option Plan (the ``1992 Plan'') was adopted and approved by shareholders in 1992, and will expire on January 21, 2002. The 1995 Stock Option Plan (the ``1995 Plan'') was adopted and approved by shareholders in 1995, and will expire on January 15, 2005.

    The 1983 Plan authorized the grant of incentive stock options, as defined by federal tax law (``ISOs''). The 1992 and 1995 Plans authorize the grant of ISOs and non-qualified stock options (``NQSOs''). Up to 675,000 shares of Bancshares' Common Stock may be issued under the 1992 Plan, and up to 900,000 shares may be issued under the 1995 Plan. Appropriate adjustments in the number of shares available under the Option Plans and in the terms of outstanding ISOs and NQSOs (``options'') are required for stock splits and similar events.

    Approximately 40 officers and management and supervisory employees of Bancshares and its subsidiaries are eligible to receive options under the Option Plans. Non-employee directors are ineligible for any option grant under any Plan.

    The Option Plans are administered by the Board's Compensation, Benefits and Stock Option Committee, which consists entirely of non-employee directors. Within the limits of each Plan, the Committee determines when and to whom options are granted, the number of shares subject to each option, each option's price and duration, when options become exercisable, whether the option is an ISO or NQSO, and other terms and conditions which the Committee deems appropriate. The 1992 and 1995 Plans impose a five-year limit on all options granted under them. All options granted to date under all plans become exercisable in four equal annual installments, beginning one year after grant; all outstanding options terminate five years after grant. All options reported in the table entitled ``Option Grants in 1995'' above were granted on January 16, 1995.

    The option price of options cannot be less than 100% of the market value of Bancshares common Stock on the grant date (110% in the case of ISOs granted to a 10% stockholder). Optionees may pay the option price in cash or Bancshares Common Stock. Bancshares may loan the option price to optionees to the extent allowed by law. The Committee permits required withholding taxes to be paid with Common Stock, including stock otherwise issuable in connection with an option exercise.

    The Committee may accelerate the exercisability of options at any time. All Option Plans provide for automatic acceleration upon death or disability of an optionee, or upon the occurrence of certain takeover events relating to Bancshares. Options may be forfeited if the optionee terminates employment within two years of grant or is dismissed at any time. Options (and any stock or other benefits derived from options) may be forfeited if the optionee competes with, or acts in any manner inimical to the best interests of, Bancshares and its subsidiaries. In addition, optionees must expressly covenant not to compete with Bancshares and its subsidiaries during the term of their employment and for three years thereafter.

    The Option Plans may be amended by the Board of Directors at any time. Under the 1992 and 1995 Plans, certain amendments which increase the number of authorized shares or change the class of eligible employees must be approved by Bancshares' shareholders.

EXECUTIVE EMPLOYMENT AGREEMENTS

    Bancshares has entered into employment and compensation agreements with certain of its officers and directors. The basic purpose of these agreements is to provide a commitment to Bancshares from its key executives, and a reciprocal commitment to each of them from Bancshares. The Board believes that the agreements will have the effect of providing Bancshares with greater continuity of management by giving key personnel incentives to remain with Bancshares, as well as disincentives to leaving.

    The standard agreements provide that each covered employee's base salary and incentive compensation (including bonus) will be determined each year by the Board of Directors or its delegatee. The standard agreements are for initial terms ranging from twelve to twenty-four months. Messrs. Dubinsky, Siteman, Benoist, Reeves, Miller, and Zimmer each have standard agreements with initial terms of twenty-four months which began in 1995. The initial term normally is extended automatically for successive twelve month periods, with a maximum term of five years. Each standard agreement contains covenants not to compete or engage in activities which would be detrimental to Bancshares or its subsidiaries, which covenants survive termination.

    Each standard agreement is subject to: (i) termination by Bancshares or the employee upon at least twelve months' notice, except that the initial term cannot be shortened by giving this notice; (ii) termination by Bancshares without cause (as provided in the agreement); (iii) termination by the employee in response to certain actions by Bancshares affecting the employee's position or geographic location; (iv) termination by the employee for other reasons; (v) termination by Bancshares for cause; and (vi) termination upon the employee's death. If terminated by Bancshares under clause (i), the employee would receive whatever standard severance benefit Bancshares is paying at that time upon execution of Bancshares' standard severance agreement then being used. If terminated under clauses (ii) or (iii) in accordance with the terms of the agreement, the employee would be entitled, upon execution of Bancshares' standard severance agreement, to receive each month for a period equal to the initial term a special monthly severance benefit based generally upon the employee's average salary and regular incentive compensation paid during the preceding three years. If terminated under clauses (iv), (v), or (vi), no severance benefit would be payable.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    The independent public accountants for Bancshares and its subsidiaries for the year ended December 31, 1995 is the independent certified public accounting firm of Ernst & Young LLP, which firm was selected by the Audit Committee and Board of Directors of Bancshares. A representative of Ernst & Young LLP is expected to attend the annual meeting with the opportunity to make a statement and respond to appropriate questions from shareholders.

    The members of the Board of Directors Audit Committee, established in 1975, were in 1995 Jack Deutsch, Committee Chairman, Robert J. Baudendistel, Robert A. Bernstein, and James J. Murphy, Jr. The Audit Committee, whose activities include the engagement of the independent auditors, reviewing with independent auditors the plan and results of the audit engagement, reviewing the scope and results of Bancshares' internal auditing procedures, reviewing the degree of independence of the auditors, considering the range of audit and nonaudit fees and reviewing the adequacy of Bancshares' system of internal accounting controls, met four times during 1995.

                              CERTAIN TRANSACTIONS

    During 1995, as in prior years, Bancshares' Subsidiary Banks made loans to certain directors and executive officers of Bancshares and its principal subsidiaries, as well as to certain persons or organizations related to the directors and executive officers. All such loans were made in the ordinary course of business, and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans to other persons, and none involved more than a normal risk of collectibility or presented other unfavorable features.

    During 1995, rental payments for certain premises of Bancshares and its subsidiaries, aggregating approximately $78,398 were made to The Siteman Organization, Inc., a real estate development and management company which is an affiliate of Mr. Siteman. Management believes that all such rental payments are comparable to fair market rates for such premises.

                                 OTHER BUSINESS

    Management of Bancshares does not intend to bring any other matters before the Annual Meeting and, at the date of this Proxy Statement, management is not informed of any matters that others may bring before the meeting. However, if any other matters properly come before the meeting, the persons named in the form of proxy submitted herewith will vote such proxy in accordance with their best judgment on such matters, determined in the manner provided therein.

SHAREHOLDER PROPOSALS

    Shareholder proposals must be received by Bancshares no later than November 28, 1996 to be included in Bancshares' proxy materials for its next Annual Meeting of Shareholders pursuant to Regulation 240.14a-8 under the Securities Exchange Act of 1934.

FORM 10-K NOTICE

    Pursuant to Rules of the Securities and Exchange Commission, Bancshares will provide to each person receiving a Proxy Statement, upon a written request of such person, without charge, a copy of Bancshares' Annual Report on Form 10-K including the financial statements and schedules thereto, for its most recent fiscal year required to be filed with the Securities and Exchange Commission. Bancshares may impose a reasonable fee for expenses in connection with providing copies of the separate exhibits to such report when such exhibits are requested. Requests should be directed to Carl A. Wattenberg, Jr., Mark Twain Bancshares, Inc., 8820 Ladue Road, St. Louis, Missouri 63124.

    SHAREHOLDERS ARE URGED TO DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOUR COOPERATION WILL BE APPRECIATED.

St. Louis, Missouri
March 18, 1996

P                              MARK TWAIN BANKS(R)
R                                  MEMBERS FDIC
O
X
Y                          MARK TWAIN BANCSHARES, INC.
            PROXY FOR ANNUAL MEETING OF SHAREHOLDERS APRIL 23, 1996
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Alvin Siteman and John Dubinsky and each of them proxy or proxies to represent the undersigned, with full power of substitution, at the Annual Meeting of Shareholders of Mark Twain Bancshares, Inc., to be held on Tuesday, April 23, 1996, and any and all adjournments thereof.



PLEASE SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, AUTHORITY IS GRANTED TO CAST THE VOTE OF THE UNDERSIGNED FOR ELECTION OF THE NOMINEES AND FOR ITEM 2. THE AGENTS NAMED ABOVE CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS PROXY CARD.

                                                                ---------------
                                                                ! SEE REVERSE !
                                                                !    SIDE     !
                                                                ---------------

-----   PLEASE MARK YOUR           SHARES IN YOUR NAME       REINVESTMENT SHARES
! X !   VOTES AS IN THIS
-----   EXAMPLE.





                    FOR         WITHHELD
1. Election of     /  /          /  /                    FOR A TERM OF THREE (3)
   Directors                                             YEARS ENDING 1999:
                                                         Robert J. Baudendistel
For, except vote withheld from the following             Peter F. Benoist
nominee(s):                                              Jack Deutsch
                                                         Alvin Siteman

--------------------------------------------


                             FOR      AGAINST      ABSTAIN
2. Authority to proxies     / /        / /          / /
   to vote upon such
   other business that
   may properly come
   before the meeting.

The Board of Directors recommends a vote FOR the above proposals.







SIGNATURE(S) ______________________________________ DATE ___________


SIGNATURE(S) ______________________________________ DATE ___________

NOTE: Please sign exactly as name appears hereon.
Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. In case of a corporation, a duly authorized officer should sign on its behalf.

                          APPENDIX

  Page 13 of the printed proxy contains a Comparison of Five Year
Cumulative Total Return graph. The information contained in that graph is depicted in the table that immediately follows the graph.